Exhibit 10.1

Share Transfer and INU Digital Assets Investment Agreement

By and Among

Lake Chenliu, DigiPay FinTech Limited and InUnion Chain Ltd.

Date: June 22, 2018

InUnion Chain Ltd. Shares Transfer and INU Digital Assets
Investment Agreement (the “Agreement”)

This Agreement is signed by the following parties on June 22, 2018, Xi’an:

Party A: Lake Chenliu

Passport No.:

Address:

Party B: DigiPay FinTech Limited

Executive director: Yongke Xue

Address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin islands

Party C: InUnion Chain Ltd.

Executive director: Lake Chenliu

Address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin islands

Each of Party A, Party B and Party C of this Agreement is referred as a “Party” and collectively are referred as the “Parties”.

Party A owns 100% issued and outstanding shares of Party C and Party C is a company incorporated in BVI and a wholly-owned subsidiary of Party A. Party C has completed a blockchain InUnion community mutual insurance project “INU Mutual Life Assistance Insurance Plan” and has issued 20 billion INU tokens. Party B is a company incorporated in BVI and a wholly-owned subsidiary of Future FinTech Group Inc. which is listed on NASDAQ with trading symbol of “FTFT”. On the basis of equality, voluntariness and friendly consultations, Party A, Party B and Party C reach the following agreement regarding the transfer of 10% share of Party C held by Party A to Party B and the investment by Party B of INU Digital Assets issued by Party C:

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Article 1: On the basis of mutual agreement through consultation, Party A shall transfer 10% shares (the “Shares”) of Party C that are owned by Party A to Party B for a consideration of $15,000,000 (“the Transfer Price”).

Article 2: The Parties agree that the Transfer Price shall be paid in the following method:

The parent company of Party B, Future FinTech Group Inc. shall issue its common stock of shares to Party A or its designee at a price of $3 per share for a total of 5 million restricted shares of common stock of FTFT (“FTFT shares”) as the payment for the Transfer Price by Party B to Party A. This payment obligation by FTFT shall take effect when the board of directors of Future FinTech Group Inc. approves this contract and NASDAQ approves the issuance of the FTFT shares. Party A understands that FTFT shares are not registered with SEC and are issued pursuant to the exemption under U.S. securities regulations. Party A may only sell and transfer such shares pursuant to an exemption or rule 144 of U.S. securities regulations. The Parties agree that 5,000,000 shares of common stock of FTFT shall be issued to Party A within 30 days from the date of this Agreement. If NASDAQ does not approve the issuance of the FTFT shares, the Parties shall discuss other payment methods.

Article 3 After the completion of the Shares transfer, Party B shall own 10% of issued and outstanding shares of Party C. The Shares transferred shall include but are not limited to rights of Party B to own, use, benefit from and dispose of such shares, as well as receiving dividends and other rights generated by such shares and any other relevant interests, including rights to the tangible and intangible assets of Party C corresponding to such shares, which include but are not limited to the whole-set of software source code, technical supporting documents, software intellectual property right certificates, on-line and off-line business resources of “INU Mutual Life Assistance Insurance Plan”(including the resources of digital assets, system, users, partners, agents and marketing channels under “INU Mutual Life Assistance Insurance Plan”) .. Party B shall be entitled to and have use rights of these assets and resources without paying extra costs.

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Article 4 Party A and Party C agree that Party B shall be entitled to appoint a director onto Party C’s board of directors. The appointment, removal and replacement of such director shall be decided by Party B alone. Party A and Party C agree to ensure that the director appointed or replaced by Party B will be elected to the board of directors of Party C pursuant to Party C’s corporate governance polices and procedures. Any issuance of new shares of Party C that equals to or is in excess of 5% of the total outstanding shares of the Party C before such issuance of shares or securities convertible into or exercisable for the shares of Party C must be approved by the Board, which must include the consent of director appointed by the Party B up to the fifth anniversary of the date of this Agreement. Any new shares issued in separate transactions within any 6 months period should be aggregated for the purposes of determining whether the 5% threshold mentioned above has been triggered.

Article 5 Party A and Party C shall actively cooperate with Party B in signing all the necessary documents for the Shares transfer and the completion of the transaction contemplated in this Agreement as well as timely process with relevant registration and change of registration procedures.

5.1 The ownership of the Shares are transferred from Party A to Party B on the day when this Agreement is signed by Party A and Party B and the Shares are owned by Party B from that day on. If the formality of the Shares transfer can’t be completed due to various reasons such as of change of registration process, it should not affect Party B’s ability to enjoy the rights and assume the liabilities as a shareholder of the Party C as if the Shares transfer process has been fully completed.

5.2 Due to the Shares transfer, certain changes shall be made to the articles of incorporation and registration of Party C as well as other relevant matters. Party C shall change its articles of incorporation in accordance with changes to the shareholders and their shareholdings of Party C.

5.3 Party C shall be responsible to process and complete the necessary changes of registration of Party C arising from the implementation of this Agreement.

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5.4 Party A and Party B shall provide to Party C all the documents necessary for the Share transfer, adding the new director appointed by Party B and registration changes arising from this Agreement within three working days from the date of this Agreement. Party C shall complete the Shares transfer, adding new-director and changes of registration within 30 days after all the necessary documents have been provided to it.

5.5 Parties agree that taxes and fees involved in the Share transfer shall be borne in accordance with relevant laws, regulations and rules in the relevant countries. If there is no such laws and regulations, taxes and fees for the Shares transfer shall be evenly shared by the Parties.

Article 6 Parties agree Party A and Party C shall send copies of relevant documents for the registration changes of Party C to Party B for its’ file after the completion of Shares transfer process, and such copies shall be signed and sealed by Party A and Party C to confirm these copies are identical to the original copies.

Article 7 Party A hereby makes the statements, warranties and representations to Party B regarding the Share transfer as follows:

7.1 Party A has full rights and capacity to transfer the Share to Party B.

7.2 Party A has legal ownership of the Shares, specifically Party A have ownership as well as beneficiary and disposition rights and other rights of the Shares.

7.3 The Shares held by Party A do not have defects, specifically Party A has not set any priority rights, pledges, liens, mortgages, any other property rights or commitments on the Shares, which could result in Party A’s failure to complete the transfer of the Shares in this Agreement to Party B.

7.4 Party A has not entered into any other agreements, arrangements or commitment on the Shares, which causes or may cause impact or restriction on its performance of this Agreement or the exercise of the rights or benefits of the Shares by Party B.

7.5 Party A, in accordance with the terms in this Agreement, shall timely provide Party C the necessary documents for the registration change process for the Shares transfer and provide help upon the request of Party C for the Shares transfer.

7.6 Party A promises to pay the taxes and dues relating to the Shares transfer in accordance with the terms of this Agreement.

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7.7 Party A promises and guarantees that Party C doesn’t have any debts or guarantee liabilities, including but not limited to loans from financial institutions, non-financial institutions and private sectors, unperformed guarantee liabilities and account payables, etc. After the Share transfer, if Party B finds out that Party C has unpaid debts or other unperformed liabilities prior to the Share transfer, Party A promises to assume these liabilities and to pay for the debt.

7.8 If Party A breaches the warranties and representations above which causes loss or damage to Party B, or cause the Share transfer failure, Party A agrees to compensate all the losses and damages caused to Party B.

Article 8 Party B hereby makes statements, representations and warranties to Party A regarding the Shares transfer as follows:

8.1 Party B is a limited liability company legally incorporated, validly existing and is in good standing. It has full rights and capacity as well as the authority to purchase and own the Shares.

8.2 Party B shall pay the Transfer Price in full and on time in accordance with the relevant provisions of this Agreement.

8.3 Party B has obtained necessary corporate approval and authorization for the purchase and transfer of the Shares in accordance with its internal approval procedures and requirements.

Article 9 INU Digital Assets

The digital assets of INU Mutual Life Assistance Insurance Plan (the “INU Plan”) issued by Party C are the INU Digital Assets owned by Party C, which include but are not limited to, business plans and white papers, business and business models, architecture, codes, software, applications, technology, patents, copyrights, trade secrets, customer lists, business points, trading platforms, digital rights, certification systems, agreements and contracts, intellectual property, Tokens and INU communities established on NRC as well as all commercial and technical elements relating to INU Plan or attributed to INU Plan, and their ancillary rights (“INU Digital Assets”).

As of the date of this Agreement, Party C confirmed that it has issued TWENTY BILLION (in number: 20, 000, 000, 000) Tokens of INU Digital Assets (the “Tokens”). The Tokens distribution plan is that 15% of the Tokens (i.e. 3,000,000,000) shall be owned by the INU operational and technical team, 30% (i.e. 6,000,000,000) shall be owned by INU FOUNDATION LIMITED, and the remaining Tokens shall be distributed in accordance with the final white paper of the INU Plan project published on NRC public chain.

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Party C confirms that INU Digital Assets has completed its launch and are in normal operation on the NRC real-name block chain prior to the date of this Agreement.

Article 10 INU Digital Assets Investment and Payment Method

10.1 Party B and Party C agree that Party B participates the INU Digital Assets Cornerstone Round Investment of Party C, and Party B shall totally purchase TWENTY (i.e. 20) units of INU Digital Assets at the price of FIFTY THOUSAND Dollars (in number: $50,000) per unit. Each unit is consist of ONE MILLION pieces of INU Token. Therefore, the Party B subscribes and purchases TWENTY MILLION (i.e.: 20,000,000) pieces of INU Tokens at the total price of ONE MILLION Dollars (in number: $1,000,000).

10.2 The INU Digital Assets that Party B purchased above during the Cornerstone Round Investment has a lock-up period for one year from the date of this Agreement. After one year lock-up period, Party B can trade or sell its INU Digital Assets on the International Digital Assets Exchange market or in other methods.

10.3 The ONE MILLION Dollars (in number: $1,000,000) purchase price for the INU Digital Assets that Party B purchased from Party C in the Cornerstone Round Investment shall be transferred to Party C’s account or the account designated by Party C within the 180 days of the date of this Agreement.

Article 11 Transfer and Delivery of INU Digital Assets

11.1 Party C confirms and guarantees the it has the lawful ownership of all INU Digital Assets described in this Agreement and has the full rights to transfer these INU Digital Assets to Party B, and there is no third party (including but not limited to any partners or technicians of Party C) has any ownership of or dispute over the rights to INU Digital Assets. Party C promises that the INU Digital Assets and Party C do not involve any legal proceedings, including but not limited to litigation or arbitration. Party C promises that there is no mortgages, pledges, liens, third-party rights or any restriction on INU Digital Assets. Party C confirms and warrants that it does not need any prior consent or approval from its creditor, guarantor, mortgagor or any other third party before it could enter into this Agreement or sell INU Digital Assets to Party B.　Party C confirms that the INU Digital Assets have been received all the required and necessary approvals and permits for its operation. Party C also confirms that its development and ownership of the INU Digital Assets as well as its operation of such assets do not violate the relevant laws and regulations of the states that it has operations, and it has not received any inquiries, investigations or penalties from any government agencies and regulators. Party C promises that INU Digital Assets do not infringe any intellectual property rights of any third party and do not use any third party’s trade secrets or confidential information.

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11.2 Party C confirms that INU Digital Assets include, but are not limited to, business plans and white papers, business and business models, architecture, codes, software, applications, technology, patents, copyrights, trade secrets, customer lists, business points, trading platforms, digital rights, certification systems, agreements and contracts, intellectual property, Tokes and INU communities established on NRC as well as all commercial and technical elements relating to INU Plan or attributed to INU Plan and their ancillary rights. These ancillary rights are an integral part of INU Digital Assets.

11.3 After the signing of this Agreement, Party B and Party C shall cooperate with each other to complete the registration process for the Party B as the cornerstone investor of INU Digital Assets on the NRC public chain. Party B shall be allowed to download the relevant wallets based upon its request and may transfer TWENTY MILLION pieces of tokes (in number: 20,000,000) of the INU Digital Assets to Party B’s wallet or any other wallets designated by the Party B. Party C agrees to complete these registration and transfers within 3 working days of this Agreement. Party B shall cooperate with Party C to provide the necessary documents for such process.

11.4 Party B and party C shall, after signing this Agreement, issue an announcement of the INU Digital Assets Cornerstone Round Investment on the NRC public chain as a public notice. Party B confirms that Party C’s notification obligation is limited to the above notice.

Article 12 Liabilities for Breach

12.1 Party C promises that INU Digital Assets shall be listed for trading on one of the Global Digital Assets Exchanges by the end of 2018 with an initial listing price no less than $0.16 per token or equivalent price in ETH or USDT (the “Minimum Price”) and the daily weight average trading price for INU Digital Assets (“Daily Weight Average Price”) shall maintain at or above the Minimum Price for at least 90 consecutive trading days from its first listing date on the exchange.

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12.2 At any time if (a) the Daily Weight Average Price is less than the Minimum Price on any trading day during the period of 90 consecutive trading days as required in 12.1 above or (b) the Daily Weight Average Price is less than the Minimum Price for more than 5 consecutive trading days at any time during the first year following the initial listing of INU Digital Assets on a Global Digital Assets Exchange (the “Consecutive Trading Day Failure”), then any one of such periods described in (a) or (b) shall be considered as the “Period of Lower Than Minimum Price,” and Party C shall provide compensation to Party B for its cornerstone investment in the INU Digital Assets. Such compensation shall promptly be paid through the transfer of additional INU Tokens (the “Additional Tokens”) to Party B’s wallet at no cost. The number of Additional Tokens shall equal (x) the difference between the Minimum Price and the lowest Daily Weight Average Price during the applicable Period of Lower Than Minimum Price divided by 0.16, then multiplied by (y) 20,000,000, i.e. Additional Tokens = (Minimum Price – the lowest Daily Weight Average Price during the Period of Lower Than Minimum Price)/0.16*20000000.

In addition to the Additional Tokens, Party A shall transfer additional shares of Party C’s capital stock to Party B at no cost to Party B (the “Additional Shares”). The number of Additional Shares shall equal (x) the difference between the Minimum Price and the lowest Daily Weight Average Price during the applicable Period of Lower Than Minimum Price divided by 0.16, then multiplied by (y) the total outstanding and issued shares of Party C as of the date of this Agreement, i.e. Additional Shares = (Minimum Price – the lowest Daily Weight Average Price during the applicable Period of Lower Than Minimum Price) /0.16 * total outstanding and issued shares of Party C as of the date of this Agreement. Party A and Party C agree to complete the transfer of Additional Tokens and Additional Shares as compensation to Party B within 10 working days of the one year anniversary of the initial listing of INU Digital Assets on a Global Digital Assets Exchange.

12.3 After the Agreement comes into effect, each Party shall strictly fulfill its obligations contemplated in the Agreement based on the principle of honesty credibility. If any Party breaches its commitment, warranties and representations in the Agreement, fails to fulfill its obligations contemplated in the Agreement, or fails to perform its obligations in a way that is consistent with the requirements of the Agreement, it shall be considered as breaching the Agreement, unless agreed by the Parties otherwise. The breaching party shall pay for direct losses and reasonable costs incurred by the other parties.

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Article 13 Dispute Resolutions and Governing Law

Any dispute arising out of or in connection with this Agreement shall be settled through friendly consultation. If no agreement can be reached, each Party of this Agreement can file a lawsuit in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan (the “Court”) for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby. The Parties hereto irrevocably accept the exclusive jurisdiction of the Court. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflict of laws rules other than Section 5-1401 of the New York General Obligation Law.

Article 14 Others

14.1 If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

14.2 The appendix to this Agreement is an integral part of the Agreement and has the same legal effect as to the main body of the Agreement.

14.3 This Agreement shall become effective upon the signature or seal of by Party A, Party B and Party C.

14.4 This Agreement is made in English and in quintuplicate and each copy shall have the same legal effect. Party A shall hold one copy and each of Party B and Party C shall hold two copies of this Agreement.

(Signature page to follow)

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(There is no text on this page, and this is the signature page of “Share Transfer and INU Digital Assets Investment Agreement Among Lake Chenliu, DigiPay FinTech Limited and InUnion Chain Ltd.”)

Party A: Lake chenliu

Signature:	/s/ Lake Chenliu

Party B: DigiPay FinTech Limited

Seal & Signature:	/s/ Yongke Xue
Name:
Title:

Party C: InUnion Chain Ltd.

Seal & Signature:	/s/ Lake Chenliu
Name:
Title:

Date: June 22, 2018

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